Exhibit 99.1

PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)

PANERA BREAD APPOINTS THOMAS LYNCH
TO BOARD OF DIRECTORS

RICHMOND HEIGHTS, MO, March 10, 2010 — Panera Bread Company (Nasdaq: PNRA) announced that it has appointed Thomas E. Lynch as an independent director on its Board of Directors, effective March 5, 2010. Mr. Lynch will fill the existing vacancy in the class of directors whose term is scheduled to expire in 2012.

Mr. Lynch is the Senior Managing Director of Mill Road Capital, a private equity firm which focuses on investments in high quality, publicly traded companies. Mr. Lynch has over two decades of investing, management consulting and operating experience. Prior to forming Mill Road Capital, Mr. Lynch was the founder and a managing director of Lazard Capital Partners, where he created the fund’s strategy, recruited the investment team and established one of the top performing 1997 private equity funds in the United States. Prior to Lazard, Mr. Lynch was a managing director at The Blackstone Group. Mr. Lynch came to Blackstone from the Monitor Company, where he worked with companies in the retail, chemicals, plastics, coatings and packaging industries. Mr. Lynch previously served as a member of Panera’s Board from June 2003 until December 2006. Mr. Lynch has a B.A. with honors in Political Economy and Philosophy from Williams College, an M.Phil in Politics from Oxford University and an M.B.A. from Stanford University.

“We are extremely pleased to announce the appointment of Tom to Panera’s Board” said Ron Shaich, Chairman and Chief Executive Officer of Panera. “Panera will benefit greatly from Tom’s extensive experience as an investor and manager, particularly with businesses in the retail and restaurant industries.”

About Panera Bread

Panera Bread Company owns and franchises 1,380 bakery-cafes as of December 29, 2009 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across this country and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, www.panerabread.com.